Exhibit 4.3

COMMON STOCK WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT.

INTERMOLECULAR, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

WARRANT NO. [•]	NUMBER OF SHARES: Up To 1,644,736

Issue Date: March 15, 2010

VOID AFTER August 31, 2014.

THIS CERTIFIES THAT, for value received, [•] (“Holder”) shall be, subject to the provisions and upon the terms and conditions hereinafter set forth, at any time on or after the Exercise Date (as hereinafter defined) and on or prior to the close of business on the last day of the Exercise Period (as hereinafter defined), entitled to purchase up to the Warrant Amount (as hereinafter defined) of shares (the “Warrant Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of Intermolecular, Inc., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined).  This warrant is one of two warrants (each a “Warrant” and collectively the “Warrants”) being issued by the Company on the date hereof pursuant to Section 7 of the Collaborative Development Program Agreement (the “Agreement”) entered into as of the date hereof by and among the Company, Toshiba Corporation (together with its affiliates, “Toshiba”) and SanDisk Corporation (together with its affiliates, “SanDisk”).  In the event of any conflict between the terms of this Warrant and Section 7 of the Agreement, the terms in this Warrant shall control.

1.             Certain Defined Terms.  As used in this Warrant the following terms shall have the following meanings:

(a)           “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities retained or issued as consideration in such transaction or series of related transactions) hold at least a majority of the voting power of the surviving or acquiring entity (or parent thereof) in the same relative percentages after such transaction or series of related transactions as immediately prior to such transaction or series of related transactions; (ii) a sale of all or substantially all of the assets of the Company; (iii) the closing of the transfer, in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities or a transaction for the sale of Preferred Stock for capital raising purposes), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Company; or (iv) an exclusive license of all or substantially all of the Company’s intellectual property to a licensee in one transaction or series of related transactions.

(b)           “Exercise Date” shall mean the effective date of a valid and timely election by SanDisk and/or Toshiba pursuant to Section 4.2.2(A), Section 4.2.2(B) or Section 4.2.2(D) of the Agreement (“License Election”).

(c)           “Exercise Period” shall be a period from and after the Exercise Date and ending upon the date one hundred and twenty (120) days from the end of the CDP (as defined in the Agreement).

(d)           “Warrant Amount” shall mean an amount equal to (1) 1,644,736 less (2) the number of shares of Common Stock elected to be purchased in the Notice of Exercise with respect to the other Warrant being issued on the date hereof; provided, however, that (i) if both Toshiba and SanDisk each elect to purchase more than 822,368 shares of Common Stock then the Warrant Amount shall be an amount equal to 822,368 and (ii) if a Holder elects to purchase less than 822,368 shares then the Warrant Amount for such Holder shall be equal to the actual number of shares such Holder elects to purchase; provided further, that in no event shall the Warrant Amount pursuant to both Warrants exceed 1,644,736. For the avoidance of doubt the Warrant Amount definition is intended to allow one Holder the right but not the obligation to purchase the balance of up to an aggregate of 1,644,736 shares if the other Holder does not elect to purchase its full allocation of 822,368 shares.

(e)           “Warrant Price” shall mean $3.04144 per share, subject to adjustment as provided in Section 7 below.

2.             Exercise; Issuance of Stock; Treatment of Warrant in Certain Events.

(a)           Exercise.  The purchase right represented by this Warrant may be exercised during the Exercise Period by the Holder, in whole or in part, by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal executive offices of the Company (as set forth in Section 16 below) and by payment to the Company, by check or wire transfer, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares of Common Stock then being purchased.  The Company shall promptly provide to each Holder of the Warrants any Notice of Election that it receives from the other Holder.

(b)           Form of Payment.  Payment may be made by (i) a check payable to the Company’s order or (ii) wire transfer of funds to the Company or (iii) any combination of the foregoing.

(c)           Closing.  Upon such surrender of this Warrant, delivery of the Exercise Notice and payment of the Exercise Price, the Company shall at a closing no later than thirty (30) days after expiration of the Exercise Period (the

“Closing”) issue, and cause certificates for the shares of Common Stock so purchased to be issued, in the name of, and delivered to, the Holder, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder of any applicable transfer taxes).

(d)           Warrant Exercisable in Whole or in Part.  The rights of purchase represented by this Warrant shall be exercisable, at the election of the Holder, either in full or in part.  This Warrant or any part thereof surrendered in the exercise of the rights thereby evidenced shall thereupon be cancelled by the Company and retired.

(e)           Treatment of Warrant upon a Change of Control. In the event of a Change of Control at any time after the date this Warrant is issued until the end of the Exercise Period then if the Warrant is not assumed or exchanged by the acquirer in accordance with Section 7 then (x) the Holder shall have a right to exercise this Warrant effective immediately prior to the effectiveness of such Change of Control and (y) the Warrant shall expire upon the effectiveness of such Change of Control.  The Company shall provide the Holder with written notice of the contemplated Change of Control pursuant to Section 5 below.

(f)            Treatment of Warrant upon an IPO.  In the event of the underwritten initial public offering of the Common Stock (the “IPO”) at any time after the date this Warrant is issued until the end of the Exercise Period, the Company may, in its sole discretion, elect to require the Holder to exercise its purchase right under this Warrant prior to the consummation of the IPO (a “IPO Exercise Election”), and the Warrant shall expire upon consummation of the IPO.  The Company shall provide the Holder with written notice of the contemplated IPO and, if applicable, the IPO Exercise Election, which shall be delivered to Holder not less than twenty (20) days prior to the closing of the IPO.

3.             Representations and Warranties of Holder and Restrictions on Transfer Imposed by the Securities Act of 1933.

(a)           Representations and Warranties by Holder. The Holder represents and warrants to the Company with respect to this purchase as follows:

(i)    The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.

(ii)   The Holder is acquiring the Warrant and the shares of Common Stock issuable upon exercise of the Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof.  The Holder understands that the Securities have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  In this connection, the Holder understands that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may be unavailable if this representation was predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities or for a period of one year or any other fixed period in the future.

(iii)  The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.  The Holder is aware of the provisions of Rule 144 promulgated under the Act (“Rule 144”) which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

(iv)  The Holder further understands that at the time the Holder wishes to sell the Securities there may be no public market upon which such a sale may be effected, and that even if such a public market exists, the Company may not be satisfying the current public information requirements of Rule 144, and that in such event, the Holder may be precluded from selling the Securities under Rule 144.

(v)   The Holder has had an opportunity to discuss the Company’s business, management and financial affairs with its management and an opportunity to review the Company’s facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

(b)           Legends.  Each certificate representing the Securities shall be endorsed with the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER SAID ACT.

The Company need not enter into its stock register a transfer of Securities and may also instruct its transfer agent not to register the transfer of any Securities, unless the conditions specified in the foregoing legend and the applicable conditions set forth in Section 4 below are satisfied.

(c)           Removal of Legend and Transfer Restrictions.  The legend relating to the Act endorsed on a certificate pursuant to Section 3(b) above and the stop transfer instructions with respect to the Securities represented by such certificate shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) the Holder complies with Section 4 below.

4.             Condition of Transfer or Exercise of Warrant; Transfer Restrictions.

(a)           Compliance with Securities Laws on Transfer.  This Warrant and the Warrant Shares issuable upon exercise this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).  The Company shall not require Holder to provide an opinion of counsel if (a) the transfer is to the shareholders by way of dividend or distribution to all of the same or (b) there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale and/or transfer.

(b)           Transfer Restrictions and Procedure.  Neither the Warrant nor the Warrant Shares issuable upon exercise of this Warrant may be transferred or assigned in whole or in part prior to an IPO without the prior written consent of the Company, except transfers to an affiliate of Holder.  On or after an IPO, Holder (i) may not transfer the Warrant (if the Warrant remains outstanding after the IPO ) except transfers to an affiliate of Holder and (ii) may transfer all or any part of the Warrant Shares issuable upon exercise of this Warrant. Any transfer permitted by this Section 4(b) must be in compliance with the provisions of Section 4(a), and in addition Holder shall not less than twenty (20) days prior to any proposed transfer provide the Company a written notice of the portion of the Warrant or Warrant Shares being transferred, such notice setting forth the name, address and taxpayer identification number of the transferee, and surrendering this Warrant or Warrant Shares, as applicable, to the Company for reissuance to the transferee(s) (and to the new Warrant Holder for any remaining Shares, if applicable).

5.             Representations and Warranties of the Company.

(a)           Representations and Warranties.  The Company hereby represents and warrants to the Holder that all Shares that may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(b)           Notice of Certain Events.  If the Company proposes at any time (I) to effect any reclassification or recapitalization of the Warrant Shares or its Common Stock; (II) to consummate an IPO or (III) to enter into any Change of Control or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder at least twenty (20) days prior written notice of such event along with the relevant terms of such transaction and specifying the date on which the holders of Warrant Shares or Common Stock will be entitled to exchange their Warrant Shares or Common Stock for securities or other property deliverable upon the occurrence of such event.

(c)           Making Information Publicly Available.  Company covenants that Company will continue to make relevant information publicly available at all times after an IPO, sufficient to reasonably enable Holder to have exercise the sale of shares under Rule 144 and other applicable securities regulations.

6.             Stock Fully Paid; Reservation of Shares.  During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized, and reserved for issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

7.             Warrant Price Adjustments.  In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Warrant Price shall be correspondingly adjusted, as appropriate, by the Board of Directors of the Company.  The adjustment shall be such as to give the Holder of this Warrant upon exercise for the same aggregate Warrant Price the total number, class and kind of shares as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.

8.             Notice of Adjustments.  Whenever any Warrant Price shall be adjusted pursuant to Section 7 above, the Company shall prepare a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number of shares issuable upon exercise of the Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Warrant as set forth in Section 16 below.

9.             “Market Stand-Off” Agreement.  Holder hereby agrees that for a period of up to 180 days following the effective date of the registration statement of the Company covering Common Stock (or other securities) to be sold in the IPO (the “Lockup Period”), it shall not, to the extent requested by the Company and any underwriter, sell or otherwise transfer or dispose of (other than to designees or transferees who agree to be similarly bound) any of the shares of Common Stock at any time during such period except shares of Common Stock included in the IPO; provided, however, that all officers and directors of the Company who hold securities of the Company or options to acquire securities of the Company and all other persons with registration rights enter into similar agreements.

10.           Charges, Taxes and Expenses.  Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

11.           No Shareholder Rights Until Exercise.  This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise of this Warrant.

12.           Registry of Warrant.  The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant.  This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

13.           Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company shall execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

14.           Miscellaneous.

(a)           Issue Date.   The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof (the “Issue Date”).

(b)           Successors.   This Warrant shall be binding upon any successors or assigns of the Company.

(c)           Governing Law.   This Warrant shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law rules.

(d)           Headings.   The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(e)           Saturdays, Sundays, Holidays.   If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of California, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(f)            Counterparts.  This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.           No Impairment.  The Company shall not by any action including, without limitation, amending its certificate of incorporation or by-laws, any reorganization, transfer of assets, consolidation, merger, share exchange dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrant or impair the ability of the Holder to realize upon the intended economic value hereof, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the Holder of this Warrant against impairment.  Without limiting the generality of the foregoing, the Company shall (a) not increase the par value of any shares of Common Stock issuable upon the exercise of the Warrant above the amount payable therefor upon such exercise, (b) take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and non-assessable shares of Common Stock upon the exercise of the Warrant, or (c) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under the Warrant.

16.           Addresses.  Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt required, and postage pre-paid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as the Company or the Holder shall have furnished to the other party.

If to the Company:	Intermolecular, Inc.
2865 Zanker Road
San Jose, CA 95134
Attn: Chief Financial Officer

If to the Holder:	[•]
[•]
[•]
Attn: Chief Financial Officer

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Holder have caused this Warrant to be executed by its officers thereunto duly authorized.

Dated as of March 15, 2010.

INTERMOLECULAR, INC.

By:
Name:	David E. Lazovsky
Title:	Chief Executive Officer

Acknowledged and Agreed:

[•]

By:
Name:
Title:

FORM OF

NOTICE OF EXERCISE

TO:	Intermolecular, Inc.
2865 Zanker Road
San Jose, CA 95134
Attention: Chief Financial Officer

1.             The undersigned, [•] (“Holder”) elects to acquire up to                      shares (“Election Amount”) of the Common Stock of Intermolecular, Inc. (the “Company”), pursuant to the terms of the Warrant dated March 15, 2010 (the “Warrant”).

2.             The undersigned hereby acknowledges and agrees that the Warrant is one of two warrants that were issued by the Company on the same date pursuant to Section 7 of the Collaborative Development Program Agreement (the “Agreement”) entered into as of the date of the Warrant by and among the Company, Toshiba Corporation (together with its affiliates, “Toshiba”) and SanDisk Corporation (together with its affiliates, “SanDisk”), and that the Election Amount may be decreased based on the Election Amount that may be made during the Exercise Period pursuant to the other such Warrant in accordance with the definition of Warrant Amount in the Warrants.

3.             The Holder surrenders the Warrant with this Notice of Exercise.

4.             The Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with, distribution and that the Holder has no present intention of distributing or reselling the shares.

5.             Upon payment of the applicable purchase price please issue a certificate representing the shares of Common Stock in the name of the Holder or in such other name as is specified below:

Name:
Address:

Taxpayer I.D.:

[•]

By:
Name:
Title:
Date: